SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                             [Amendment No.........]

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

      2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

      5)  Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:_______________________________________________

      2)  Form, Schedule or Registration Statement No.:_________________________

      3)  Filing Party:_________________________________________________________

      4)  Date Filed:______________________________

[LOGO]

                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                              10 Edison Street East
                           Amityville, New York 11701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  June 21, 2000

To the Stockholders of TECHNOLOGY FLAVORS & FRAGRANCES, INC.:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders, which we refer to as the annual meeting, of Technology Flavors & Fragrances, Inc., a Delaware corporation, will be held at the executive corporate offices of Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747, on June 21, 2000, at 10:00 a.m., local time, or any adjournment or postponement thereof. Unless the context otherwise requires, the terms "company," "our," "we," or "us" refer to Technology Flavors & Fragrances, Inc. The anual meeting is for the following purposes, all as more fully described in the attached Proxy Statement:

      1. To elect five directors to serve for a term of one year and until their respective successors are duly elected and qualified.

      2. To ratify the appointment by our Board of Directors of Ernst & Young LLP as independent auditors of our company for the year ending December 31, 2000, and to authorize the Board of Directors to fix their remuneration.

      3. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

      Only stockholders of record at the close of business on May 16, 2000 shall be entitled to notice of and to vote at the annual meeting. A copy of our Annual Report for the year ended December 31, 1999 is enclosed.

      The Board of Directors appreciates and welcomes stockholder participation in our affairs. You are earnestly requested to complete, sign, date and return the accompanying form of proxy in the enclosed envelope provided for that purpose (to which no postage need be affixed if mailed in the United States), whether or not you expect to attend the annual meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the annual meeting. The prompt return of the proxy will be of assistance in preparing for the annual meeting and your cooperation in this respect will be greatly appreciated.

                                              By Order of the Board of Directors


                                              /s/ Joseph A. Gemmo

                                              Joseph A. Gemmo
                                              Secretary

Amityville, New York
May 18, 2000

--------------------------------------------------------------------------------
                  YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES,
                     PLEASE ATTEND THE MEETING OR COMPLETE,
             SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY
                        TO US IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                              10 Edison Street East
                           Amityville, New York 11701

                                   ----------

                                 Proxy Statement
                                     For The
                         Annual Meeting of Stockholders
                           To Be Held on June 21, 2000

                                   ----------

                                  INTRODUCTION

      This Proxy Statement and the accompanying proxy are being furnished to the stockholders of Technology Flavors & Fragrances, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use in voting at the annual meeting of stockholders, which we refer to as the annual meeting, to be held at the executive corporate offices of Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747, on June 21, 2000 at 10:00 a.m. (together with any and all adjournments or postponements thereof). This Notice of Meeting and Proxy Statement, together with the accompanying proxy and Annual Report to Stockholders for the year ended December 31, 1999 (including the financial statements contained therein), are first being mailed or delivered to our stockholders on or about May 18, 2000. Unless the text otherwise requires, the terms "company," "our," "we" or "us", refer to Technology Flavors & Fragrances, Inc.

      At the annual meeting, the holders of outstanding shares of our common stock, par value $.01 per share, will be asked to consider and vote upon (i) the election of five directors to serve for a term of one year and until their respective successors are duly elected and qualified ("Proposal 1"); (ii) the ratification of Ernst & Young LLP as our independent auditors for the year ending December 31, 2000 ("Proposal 2"); and (iii) such other proposals as may properly be presented at the annual meeting. Only stockholders of record as of the close of business on May 16, 2000, or the Record Date, will be entitled to notice of, and to vote at, the annual meeting. Each share of common stock entitles the holder thereof to one vote on each proposal.

      The Board of Directors knows of no other matters that are to be brought before the annual meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

      Approval of Proposal 1 requires the affirmative vote of a plurality of the shares of our common stock, represented in person or by proxy at the annual meeting.

      Approval of Proposal 2 requires the affirmative vote of holders representing a majority of the shares of our common stock represented in person or by proxy at the annual meeting.

      The enclosed proxy provides that each stockholder may specify that his or her shares be voted "for," "against" or "as abstaining from voting" with respect to each proposal. If the enclosed proxy is properly executed and returned to us, then your shares will be voted in accordance with the instructions contained therein. If the enclosed proxy is signed and returned without specific instructions, then your shares will be voted FOR Proposal 1 and Proposal 2. If any other business properly comes before the stockholders for a vote at the annual meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.

      Proxies marked as "abstaining" will be treated as present for the purpose of determining whether there is a quorum for the annual meeting but will not be counted as voting for or against on any matter as to which such abstinence is indicated. Thus, an abstaining vote in the election of directors will have no legal effect on the outcome, however, an abstention as to any other matter will have the same legal effect as a vote against such matter. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because discretion has been withheld as to one or more matters on the agenda for the annual meeting will be treated as present for purposes of determining whether there is a quorum for the annual meeting if the broker is given discretion to vote on at least one matter on the agenda.

      A proxy will not be valid unless the completed form of proxy is received by us at our principal executive offices located at 10 Edison Street East, Amityville, New York 11701 at least 48 hours (excluding Saturdays, Sundays and holidays) prior to commencement of the annual meeting. Any stockholder who executes and returns a proxy may revoke it at any time before it is voted at the annual meeting by: (i) delivering written notice of such revocation to us (attention: Corporate Secretary) prior to the commencement of the annual meeting; (ii) submitting a duly executed proxy bearing a later date which relates to the same shares; or (iii) attending and voting such shares at the annual meeting. Mere attendance at the annual meeting will not, in and of itself, revoke an otherwise valid proxy.

      A representative of Ernst & Young LLP, our independent auditors, is expected to attend the annual meeting and be available to respond to appropriate questions. Such representative will also be given the opportunity, if desired, to make a statement to the stockholders.

      Whether or not you attend the annual meeting, your vote is important. Accordingly, you are urged to sign and return the accompanying proxy regardless of the number of shares you own. Shares can be voted at the annual meeting only if the holder is present or represented by proxy.

                       VOTING RIGHTS AND VOTING SECURITIES

Voting at the Annual Meeting

      Our Board of Directors has fixed the close of business on May 16, 2000 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the annual meeting. As of May 16, 2000, there were 12,524,223 shares of common stock issued and outstanding. The common stock is our only class of outstanding voting securities. Each holder of shares of our common stock on the Record Date will be entitled to one vote per share, either in person or by proxy, on each matter presented at the annual meeting. The holders representing a majority of all of the outstanding shares of our common stock entitled to vote at the annual meeting, in person or by proxy, will constitute a quorum at the annual meeting. The affirmative vote of holders representing a plurality of the shares of common stock in person or by proxy at the annual meeting is required to approve Proposal 1. Approval of Proposal 2 requires the affirmative vote of holders representing a majority of the shares represented in person or by proxy at the annual meeting.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of May 18, 2000 regarding the beneficial ownership of our common stock by (A) each person known by us to own beneficially more than 5% of our common stock, (B) each of our directors and director-nominees, (C) each of our executive officers, and (D) all of our executive officers, directors and director-nominees as a group (8 persons):


                                                                  Number of Shares              Percentage
Name                                                            Beneficially Owned(1)       Beneficially Owned
----                                                            ---------------------       ------------------
Philip Rosner **(2)............................................    2,215,842 (3)(4)                17.6 %
A. Gary Frumberg **(2).........................................    1,325,532 (3)                   10.6 %
Richard R. Higgins.............................................      889,000                        7.1 %
Stanley Altschuler.............................................      956,000 (5)                    7.3 %
Richard E. Cooper..............................................      595,000 (6)                    4.5 %
Sean Deson **(2)...............................................      190,898 (7)(8)                 1.5 %
Werner F. Hiller **(2).........................................      167,351 (7)(9)(10)             1.3 %
Irwin D. Simon **(2)...........................................      140,000 (7)(9)                 1.1 %
Ronald J. Dintemann (2)........................................      158,111 (11)                   1.3 %
Harvey Farber(2)...............................................       51,600 (12)                     *
Joseph A. Gemmo(2).............................................      136,100 (13)                   1.1 %
All directors and executive officers as a group (8 persons)....    4,385,434                       32.9 %

-----------

*     Less than 1%

**    Denotes director and nominee for election as director.

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of the date shown above.

(2) The business address of each of Messrs. Rosner, Frumberg, Dintemann, Farber and Gemmo is c/o Technology Flavors & Fragrances, Inc., 10 Edison Street East, Amityville, New York 11701. The business address of Mr. Deson is 219 E. 69th Street, New York, New York 10021. The business address of Mr. Hiller is 55 Dugway, Watchung, New Jersey 07060. The business address of Mr. Simon is c/o The Hain Food Group, Inc., 50 Charles Lindbergh Boulevard, Uniondale, New York 11553.

(3) Includes five-year options to purchase 33,333 shares of common stock which are fully vested. Excludes five-year options to purchase 66,667 shares of common stock, of which options to purchase 33,333 and 33,334 shares of common stock will vest on June 24, 2001 and June 24, 2002, respectively. These options were granted under the 1999 Stock Option Plan on June 24, 1999 at an exercise price of $1.62 per share.

(4) Includes 36,438 shares of common stock owned by Mr. Rosner's wife. Mr. Rosner disclaims beneficial ownership of the shares owned by his wife.

(5) Includes 361,000 shares of common stock personally owned by Mr. Altschuler and 595,000 shares of common stock issuable upon the exercise of warrants held by Strategic Growth International, or SGI, of which Mr. Altschuler and Mr. Richard E. Cooper are each 50% stockholders. We call these warrants the SGI Warrants. See"- Note 6." Mr. Altschuler may be deemed to own the 595,000 shares of common stock underlying the SGI Warrants, which are currently exercisable. Accordingly, Mr. Altschuler may be deemed to beneficially own an aggregate of 956,000 shares of common ctock. Mr. Altschuler has sole voting and dispositive power over the 361,000 shares of common stock which he personally owns. Mr Altschuler shares dispositive power over the SGI Warrants and, upon the exercise of such warrants, would share voting power over the shares of common stock underlying such warrants.

(6) Represents 595,000 shares of common stock issuable upon the exercise of the SGI Warrants by SGI, of which Mr. Cooper and Mr. Altschuler are each 50% stockholders. See "-Note 5." Accordingly, Mr. Cooper may be deemed to own the 595,000 shares of common stock underlying the SGI Warrants, which are currently exercisable. Mr. Cooper shares dispositive power over the SGI Warrants and, upon exercise of such warrants, would share voting power over the shares of common stock underlying such warrants.

(7) Includes ten-year options to purchase 100,000 shares of common stock granted on June 24, 1999, which are fully vested.

(8) Includes fully vested ten-year options to purchase: (i) 80,000 shares of common stock granted on June 29, 1998; (ii) 6,731 shares of common stock granted on April 28, 1999; and (iii) 4,167 shares of common stock granted on October 27, 1999. Excludes options to purchase 120,000 shares of common stock that have not yet vested. These options vest in equal increments of 40,000 shares in each of 2001 through 2003.

(9) Includes ten-year options to purchase 40,000 shares of common stock granted on June 29, 1998, which are fully vested. Excludes options to purchase 60,000 shares of common stock granted on such date that have not yet vested. The unvested options vest in equal increments of 20,000 shares in each of 2001 through 2003.

(10) Includes ten-year options to purchase 6,731 shares of common stock granted on April 28, 1999, which are fully vested.

(11) Includes fully vested ten-year options to purchase: (i) 75,000 shares of common stock granted on April 8, 1994; (ii) 10,000 shares of common stock granted on June 27, 1997; and (iii) 4,000 shares of common stock granted on April 28, 1999. Excludes options to purchase an additional 31,000 shares of common stock that have not yet vested. Of such unvested options, options to purchase 9,000 shares of common stock will vest in each of 2001, 2002 and 2003, and options to purchase 4,000 shares of common stock will vest in 2004.

(12) Includes fully vested ten-year options to purchase: (i) 10,000 shares of common stock granted on January 23, 1996; (ii) 30,000 shares of common stock granted on February 27, 1997; and (iii) 4,000 shares of common stock granted on April 28, 1999. Excludes options to purchase an additional 36,000 shares of common stock that have not yet vested. Of such unvested options, options to purchase 14,000 shares of common stock will vest in each of 2001 and 2002, and options to purchase 4,000 shares of common stock will vest in each of 2001 and 2002, and options to purchase 4,000 shares of common stock in 2003 and 2004.

(13) Includes fully vested ten-year options to purchase: (i) 30,000 shares of common stock granted on February 27, 1997; (ii) 100,000 shares of common stock granted on December 1, 1997; and (iii) 4,000 shares of common stock granted on April 28, 1999. Excludes options to purchase an additional 36,000 shares of common stock that have not yet vested. Of such unvested options, options to purchase 14,000 shares of common stock will vest in each of 2001 and 2002, and options to purchase 4,000 shares of common stock will vest in 2003 and 2004.

                        PROPOSAL 1: ELECTION OF DIRECTORS

      Our directors are elected annually at our annual meeting of stockholders. Their respective terms of office continue until their successors have been duly elected and qualified in accordance with our By-laws or their earlier resignation. Our Board of Directors currently consists of five directors. At the annual meeting, five directors are to be elected to serve for a term of one year and until their respective successors are duly elected and qualified. All nominees (Messrs. Rosner, Frumberg, Deson, Hiller and Simon ) are currently members of the Board of Directors.

      The designated representatives named in the enclosed proxy intend to vote for the election to the Board of Directors of each of the nominees listed below, unless the proxy is marked to expressly indicate otherwise. Should any of such nominees be unable or unwilling to accept such election (which the Board of Directors does not anticipate), then the designated representatives named in the enclosed proxy will vote for the election of such other persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required

      Approval of Proposal 1 to elect five directors requires the affirmative vote of a plurality of the shares of our common stock represented in person or by proxy at the annual meeting. The Board of Directors recommends that stockholders vote FOR each of the five director nominees listed below.

Information Concerning Directors, Director Nominees and Executive Officers

      The following table sets forth information regarding our directors, director nominees and our executive officers as of May 18, 2000.



         Name                     Age               Positions with the Company
--------------------------       -----      --------------------------------------------------
Philip Rosner(1)..........         64       Chairman of the Board of Directors and President
A. Gary Frumberg(1).......         66       Director and Executive Vice President
Joseph A. Gemmo...........         54       Vice President, Chief Financial Officer, Secretary
                                                 and Treasurer
Ronald J. Dintemann.......         56       Vice President--Operations
Harvey Farber.............         59       Senior Vice President--Flavor Division
Sean Deson(1).............         36       Director
Werner F. Hiller(1).......         63       Director
Irwin D. Simon(1).........         41       Director

---------------------

(1) Indicates director nominee and current member of our Board of Directors standing for re-election.

      The business experience of each of the persons listed above for at least the last five years is as follows:

      Philip Rosner has been the Chairman of the Board of Directors and President of our company since 1989. Mr. Rosner has been engaged in the flavor and fragrance industry for over 46 years. Prior to 1989, Mr. Rosner was President of Globe Extracts, Inc., and for 15 years before that, was President of Felton Worldwide, Inc., both of which produced and marketed flavors and fragrances.

      A. Gary Frumberg has been a Director and an Executive Vice President of our company since 1989. Prior to 1989, Mr. Frumberg served as Vice President--International Sales of Felton Worldwide, Inc.

      Joseph A. Gemmo has been Vice President and Chief Financial Officer of our company since August 1996 and Secretary and Treasurer since June 1998. From January 1994 to April 1996, Mr. Gemmo was the Chief Financial Officer of Bio-Botanica, Inc., a developer and manufacturer of herbal extracts. From 1989 to 1994, Mr. Gemmo was the Chief Financial Officer of General Aerospace Materials Corp.

      Ronald J. Dintemann has been Vice President--Operations of our company since May 1989. Prior to joining our company, Mr. Dintemann served as Vice President--Operations of Globe Extracts, Inc. for two years.

      Harvey Farber has been Senior Vice President--Flavor Division of our company since October 1997. From October 1995 through October 1997, Mr. Farber was Senior Vice President--Flavor Development of our company. Before Mr. Farber joined our company, he was the Vice President--Flavor Development at J. Manheimer Inc. for 12 years.

      Sean Deson has been a Director of our company since June 1998. Since March 2000, Mr. Deson has been the Managing Partner of Deson & Co., a private equity investment firm. From 1990 until March 2000, Mr. Deson served in various positions with Donaldson, Lufkin & Jenrette Securities Corporation, including Senior Vice President of the Investment Banking Division. Mr. Deson also serves as a member of the Board of Directors of SpecChem International Holdings, LLC, Versity.com, SystemsFusion Inc., and Active Worlds.com, Inc., a company quoted on the OTC Bulletin Board.

      Werner F. Hiller has been a Director of our company since June 1998. Since 1996, Mr. Hiller has been a consultant to General Spice Companies, a division of ConAgra, Inc., and previously served as the President of General Spice Companies from 1990 to 1996. Mr. Hiller was the also the co-founder of General Spice Companies, and from 1965 to 1990, he served as Executive Vice President and Treasurer.

      Irwin D. Simon has been a Director of our company since June 1998. Mr. Simon has been the President and Chief Executive Officer of The Hain Food Group, Inc., a natural and specialty foods company listed on Nasdaq, since 1993. Prior to 1993, Mr. Simon spent 15 years in various sales and marketing positions, including Vice President of Marketing of Slim-Fast Foods Company, and Eastern Regional Director of Haagen-Dazs Shops, a division of Grand Metropolitan, PLC.

      All of our directors serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under their contracts of employment. There are no family relationships among our directors and executive officers.

Meetings of the Board of Directors and Committees

      Our business affairs are managed under the direction of the Board of Directors. Members of the Board are informed about our affairs through presentations, reports and documents distributed to them, operating and financial reports routinely presented at meetings of the Board of Directors and committee meetings, and through other means. In addition, the directors of our company discharge their duties throughout the year not only by attending meetings of the Board of Directors but also through personal meetings and other communications, including telephone contact with management and others of our company.

      During 1999, our Board of Directors held four meetings and acted by unanimous written consent five times. Each director attended at least 75% of the Board meetings and committee meetings held during 1999.

Board Committees

      Our Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The members of these committees are appointed by the Board of Directors.

      Executive Committee. The Executive Committee of the Board of Directors may exercise, except when the Board of Directors is in session and to the extent permitted by the General Corporation Law of the State of Delaware, all of the powers of the Board of Directors in the management of our affairs. The Executive Committee did not meet in 1999. The current members of the Executive Committee are Messrs. Rosner, Deson and Hiller.

      Audit Committee. The Audit Committee recommends to the Board of Directors the firm to be selected each year as independent auditors of our financial statements and to perform services related to such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing our financial condition and results of operations with management, (iii) considering the adequacy of our internal accounting, bookkeeping and control procedures, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Audit Committee met twice in 1999. The current members of the Audit Committee are Messrs. Deson and Hiller.

      Compensation Committee. The Compensation Committee recommends to the Board of Directors the compensation to be paid to our executive officers and other key personnel, reviews new or existing employee compensation programs and periodically reviews management perquisites and other benefits. The Compensation Committee met once in 1999. The current members of the Compensation Committee are Messrs. Hiller and Simon.

      We have not established a nominating committee and/or a corporate governance committee as recommended by the December 1994 report issued by the Toronto Stock Exchange Committee on Corporate Governance in Canada, which we call the TSE Report. We believe, however, that the nomination of directors and other issues normally considered by these committees can be effectively managed by the Board of Directors due to its composition, or by the Audit Committee. See "--Statement of Corporate Governance Practices."

Director Compensation

      Each of our outside directors is entitled to a $10,000 annual fee, plus $500 for each formal meeting attended. Alternatively, an outside director may, at his option and in lieu of such cash remuneration, elect to receive a non-qualified stock option grant for such earned fees. In addition, directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof. Our outside directors currently are Messrs. Deson, Hiller and Simon.

      On June 24, 1999, each of Messrs. Deson, Hiller and Simon received non-qualified stock options to purchase 100,000 shares of our common stock. These options have an exercise price of $1.47 per share, the market price of our common stock on the OTC Bulletin Board on the date of the grant. These options have a term of ten years and vest immediately. All of such options are included as part of either the 1996 or 1999 Stock Option Plans.

Statement of Corporate Governance Practices

      Our common stock is listed on the American Stock Exchange and the Toronto Stock Exchange. The by-laws of the Toronto Stock Exchange require listed companies to disclose their approach to corporate governance on an annual basis and within the context of certain guidelines proposed in the TSE Report. The report focuses on the importance of each company addressing the governance issue in its own context and the receipt by the company's stockholders of an explanation for each company's approach to governance. There is no requirement for our company to comply with the guidelines in the TSE Report, and the report itself recognizes that each company should have the flexibility to develop its own approach to corporate governance.

      Of particular significance is the fact that our company is organized under the laws of the State of Delaware, and therefore is subject to that State's laws and principles of corporate governance. We are of the opinion that our approach to corporate governance is in compliance with Delaware law and the principles of the TSE Report.

Unrelated Directors

      Much of the discussion in the TSE Report focuses on the composition of a company's board of directors and, in particular, the number of "unrelated directors." In the TSE Report, an "unrelated director" is a director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with that director's ability to act with a view to the best interests of the company, other than an interest arising from such director's status as a stockholder. The TSE Report also focuses on the importance of having an appropriate portion of the board of directors which is free from any interest or relationship with a "significant shareholder" of the company (i.e., a shareholder controlling more than 50% of a company's common stock). We do not have a "significant shareholder" within the meaning of the TSE Report.

      We believe that three of our five directors and director- nominees (i.e., Messrs. Deson, Hiller and Simon) are "unrelated" within the meaning of the TSE Report.

      The Board of Directors has no formal policy setting out which specific matters must be brought by the President and management to the Board of Directors for approval, although generally all material transactions are presented by management for approval by the Board of Directors.

Response to Stockholders

      Management is available to stockholders to respond to questions and concerns on a prompt basis. The Board of Directors believes that our company is generally responsive to the inquiries of stockholders and others interested in us.

Expectations of Management

      The Board of Directors works closely with members of management. The Board's access to information relating to our operations, through membership on the Board of several key members of management and, as necessary, attendance by other members of management at the request of the Board, are important elements to the effective and informed functioning of the Board of Directors.

      The Board of Directors expects our management to take the initiative in identifying opportunities and risks affecting our business and to finding means to deal with such opportunities and risks for our benefit.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our common stock (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission (and, if such security is listed on a national securities exchange, with such exchange) various reports as to ownership of such common stock. Such Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all
Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from Reporting Persons, and without conducting any independent investigation of our own, in 1999, all Forms 4 and 5 were timely filed with the Securities and Exchange Commission by such Reporting Person.

                             EXECUTIVE COMPENSATION

      The following summary compensation table sets forth the aggregate compensation paid to or earned by our Chairman of the Board and President and the other four most highly compensated executive officers of our company (other than the Chairman of the Board and President) whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 1999:

                           Summary Compensation Table


                                                                                            Awards
                                                           Annual           Annual        ----------         Payouts
                                                        Compensation    Compensation      Securities         -------
                                                        ------------    ------------      Underlying        All Other
Name and Principal Position                    Year        Salary           Bonus         Options/SARs   Compensation (1)
---------------------------                    ----        ------           -----         ------------   ----------------
Philip Rosner ..........................       1999       $225,000         $ 4,327          100,000(2)       $10,923
Chairman of the Board and President            1998        225,930              --               --           11,545
                                               1997        235,000              --               --           11,603

A. Gary Frumberg .......................       1999        208,000           4,000          100,000(2)        13,089
Director and Executive Vice President          1998        208,000              --               --           12,514
                                               1997        192,308              --               --           12,710

Harvey Farber ..........................       1999        150,000           2,885           20,000(3)         3,544
Senior Vice President-Flavor Division          1998        172,415              --               --            3,446
                                               1997        163,461              --           50,000(4)        26,555(5)

Ronald J. Dintemann ....................       1999        140,400           2,700           20,000(3)        12,345
Vice President-Operations                      1998        140,400              --               --           12,330
                                               1997        129,808              --           25,000(6)        12,306

Joseph A. Gemmo ........................       1999        135,200           2,600           20,000(3)         6,541
Vice President, Chief Financial Officer,       1998        135,200              --               --            5,565
Secretary and Treasurer                        1997        116,346              --          150,000(7)         3,509

----------

(1) Represents personal use of automobile expenses and life insurance of such executive.

(2) Represents five-year stock options to purchase 100,000 shares of common stock granted in June 1999 under the 1999 Stock Option Plan at an exercise price of $1.62 per share.

(3) Represents ten-year stock options to purchase 20,000 shares of common stock granted in April 1999 under the 1993 Stock Option Plan at an exercise price of $.875 per share.

(4) Represents ten-year stock options to purchase 50,000 shares of common stock granted in February 1997 under the 1996 Stock Option Plan at an exercise price of $1.31 per share. See "- Employment Agreements."

(5) Includes the value of 25,000 shares of common stock valued at $1.00 per share issued to Mr. Farber as additional compensation pursuant to his amended employment agreement.

(6) Represents ten-year stock options to purchase 25,000 shares of common stock granted in June 1997 under the 1996 Stock Option Plan at an exercise price of $1.6875 per share.

(7) Represents ten-year stock options to purchase: (i) 100,000 shares of common stock granted in August 1996 under the 1996 Stock Option Plan at an exercise price of $2.0625 per share; and (ii) 50,000 shares of common stock granted in February 1997 at an exercise price of $1.31 per share. The options to purchase 100,000 shares were repriced from $2.0625 to $1.31 on December 1, 1997, the current market price at the time of repricing.

Option Grants in 1999

      The following table sets forth certain information concerning individual option grants during the year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table.


                                   Number of      % of Total
                                  Securities     Options/SARs
                                  Underlying      Granted to
                                 Options/SARs     Employees in   Exercise Price  Expiration
Name                                Granted        Fiscal Year       Per Share      Date
----                        -----------------------------------  --------------  ----------
Philip Rosner ...............       100,000            29.9%        $    1.62      6/24/04
A. Gary Frumberg ............       100,000            29.9              1.62      6/24/04
Harvey Farber ...............        20,000             6.0              0.875     4/28/09
Ronald J. Dintemann .........        20,000             6.0              0.875     4/28/09
Joseph A. Gemmo .............        20,000             6.0              0.875     4/28/09

Aggregate Option Exercises in 1999 and 1999 Year-End Option Values

      The following table provides certain information concerning each exercise of stock options during the year ended December 31, 1999 by each of the executive officers named in the Summary Compensation Table and the year-end value of unexercised options. The stock options listed below were granted without tandem stock appreciation rights. We have no freestanding stock appreciation rights outstanding.


                                Number of                       Number of Unexercised       Value of Unexercised
                                 Shares                              Options at            In-the-Money Options at
                               Acquired on        Value           December 31, 1999          December 31, 1999($)
Name                            Exercise        Realized($)   Exercisable/Unexercisable   Exercisable/Unexercisable(1)
----                            --------        -----------   -------------------------   ----------------------------
Philip Rosner ...............       --              --                0/100,000                 $     -/-(2)
A. Gary Frumberg ............       --              --                0/100,000                       -/-(2)
Harvey Farber ...............       --              --              44,000/36,000                1,660/5,040
Ronald J. Dintemann..........       --              --              89,000/31,000               47,010/5,040
Joseph A. Gemmo .............       --              --             134,000/36,000                1,260/5,040

----------

(1) Value of unexercised "in-the-money" options is equal to the difference between the closing per share price of our common stock on the Toronto Stock Exchange at December 31,1999 (U.S. $1.21) and the option exercise price per share multiplied by the number of shares subject to options.

(2)   None of these options were "in the money" at December 31, 1999.

Employment Agreements

      In October 1995, we entered into a five-year employment agreement with Mr. Rosner which provides that he will serve as the President of our company. The agreement provides for an annual base salary (adjustable in accordance with the Consumer Price Index) of $235,000. Effective January 1, 1998, we increased Mr. Rosner's annual base salary to $244,400 per year. Effective May 1, 1998, Mr. Rosner voluntarily reduced his annual salary from $244,400 to $200,000 for the remainder of 1998. Effective January 1, 1999, Mr. Rosner's annual base salary was increased to $225,000. The agreement contains, among other things, customary termination and confidentiality provisions. See "- Certain Relationships and Related Transactions - Transactions with Directors and Executive Officers."

      In October 1995, we entered into a five-year employment agreement with Mr. Frumberg which provides that he will serve as Executive Vice President of our company. The agreement provides for an annual base salary (adjustable in accordance with the Consumer Price Index) of $200,000. Effective January 1, 1998, we increased Mr. Frumberg's annual base salary to $208,000. The agreement contains, among other things, customary termination and confidentiality provisions. See "- Certain Relationships and Related Transactions - Transactions with Directors and Executive Officers."

      In January 1996, we entered into a five-year employment agreement with Ronald J. Dintemann to serve as Vice President-Operations of our company. Pursuant to his employment agreement, Mr. Dintemann is entitled to receive an annual base salary (adjustable in accordance with the Consumer Price Index) of $135,000. Effective January 1, 1998, we increased Mr. Dintemann's annual base salary to $140,400. Mr. Dintemann's employment agreement contains, among other things, customary termination and confidentiality provisions.

      In August 1996, we entered into a three-year employment agreement with Joseph A. Gemmo to serve as Vice President and Chief Financial Officer of our company. Pursuant to his employment agreement, Mr. Gemmo is entitled to receive an annual base salary of $115,000. Effective August 1997, we increased Mr. Gemmo's annual base salary to $130,000. Effective January 1, 1998, we increased Mr. Gemmo's annual base salary to $135,200. In addition, pursuant to his employment agreement, on August 2, 1996, Mr. Gemmo received options to purchase 100,000 shares of our common stock. Mr. Gemmo's employment agreement also provides that Mr. Gemmo may receive an annual bonus, payable at our sole discretion. On December 1, 1997, our Board of Directors authorized us to reprice the options granted to Mr. Gemmo in August 1996 to purchase 100,000 shares of our common stock from $2.0625 to $1.31 per share, the market price of our common stock at the time of repricing and to pay Mr. Gemmo a minimum cash bonus of $50,000 in the event our company undergoes a "change of control." On August 2, 1999, Mr. Gemmo's employment agreement was renewed for an additional three-year term.

1993 Stock Option Plan

      In November 1993, we adopted, and the stockholders approved, the 1993 Stock Option Plan pursuant to which we may grant to our employees options to purchase up to 500,000 shares of our common stock. The options granted under the 1993 Stock Option Plan may be exercised during the ten-year period after they are granted, at an exercise price equal to the mean between the high and low selling prices of our common stock on the Toronto Stock Exchange on the date of the grant. Options granted to any person who beneficially owns ten percent (10%) or more of our common stock may not be exercised after the fifth anniversary of the date of the grant and must be granted at an exercise price equal to 110% of the market price at the date of the grant. In May 1999, our Board of Directors terminated the 1993 Stock Option Plan for the purpose of granting additional stock options. Termination of the 1993 Stock Option Plan will not affect options that were granted prior to the termination date.

      As of May 18, 2000, options to purchase an aggregate of 423,000 shares of our common stock were outstanding under the 1993 Stock Option Plan.

1996 and 1999 Stock Option Plans

      In 1996, our then existing Board of Directors adopted, and the stockholders approved, the 1996 Stock Option Plan.

      In May 1999, our Board of Directors adopted, and in June 1999, the stockholders approved, the 1999 Stock Option Plan.

      The maximum number of shares of common stock that may be subject to options under each of the 1996 and 1999 Stock Option Plans may not exceed 1,000,000 shares. This number may be adjusted in certain events, such as a stock split, reorganization or recapitalization. Our employees (including officers and directors who are employees) and employees of our company's subsidiaries are eligible for the grant of incentive stock options under the 1996 and 1999 Stock Option Plans. Directors who are not employees are not eligible to receive incentive stock options, but may receive non-qualified options. In the event of incentive stock options, the aggregate fair market value of our common stock with respect to which such options become first exercisable by the holder during any calendar year cannot exceed $100,000. This limit does not apply to non-qualified options. To the extent an option that otherwise would be an incentive stock option exceeds this $100,000 threshold, it will be treated as a non-qualified option.

      In the case of an incentive stock option, the exercise price cannot be less than the fair market value (as defined in the 1996 and 1999 Stock Option Plans) of our common stock on the date the option is granted and, if an optionee is a stockholder who beneficially owns 10% or more of our outstanding common stock, the exercise price of incentive stock options may not be less than 110% of the fair market value of our common stock. The term of an option cannot exceed ten years and, in the case of an optionee who owns 10% or more of the outstanding common stock, cannot exceed five years.

      The 1996 and 1999 Stock Option Plans will terminate automatically and no options may be granted more than ten years after the dates the 1996 and 1999 Stock Option Plans, respectively, were approved by our Board of Directors. The 1996 and 1999 Stock Option Plans may be terminated at any prior time by the Board of Directors. Termination of the 1996 and 1999 Stock Option Plans will not affect options that were granted prior to the termination date.

      As of May 18, 2000, options to purchase 951,462 and 300,000 shares of common stock were outstanding under the 1996 and 1999 Stock Option Plans, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Principal Shareholders

      None.

Transactions with Directors

      In October 1999, we began selling flavor products to The Hain Food Group, Inc., a Delaware corporation. Irwin D. Simon, a director of our company, is a director and Chief Executive Officer and President of The Hain Food Group. Our sales to The Hain Food Group totaled approximately $213,000 for the three month period of 1999, which we believe were competitive with other available sources for such flavor products. We sold no products to The Hain Food Group during 1998 or 1997.

      On June 29, 1998, our then four outside directors were granted non-plan options to purchase an aggregate of 500,000 shares of common stock, subject to the approval of the stockholders and the Toronto Stock Exchange, at an exercise price of $.9687 per share, the market price of our common stock on the date of the grant. On April 26, 1999, the Board of Directors approved the conversion of such options to non-qualified stock options under our 1996 and 1993 Stock Option Plans and, as a result, the approval of our stockholders and the Toronto Stock Exchange was not required.

      In 1999, we granted ten-year options to purchase an aggregate of 717,629 shares of common stock, including the converted options referred above, to Sean Deson, Werner F. Hiller and Irwin D. Simon, our outside directors and 100,000 shares of converted options to Bruce S. Foerster, a former director of our company. These options were granted at exercise prices ranging from $.875 to $1.47 per share. Options to purchase 317,629 shares are fully vested, and options to purchase 400,000 shares vest over five years from the date of the grant.

Transactions with Executive Officers

      In 1999 and 1998, we sold fragrance products to Scent-A-Vision, Inc., a company owned by Ms. Sharon Christie, who is the spouse of Mr. Philip Rosner, our Chairman and President. Our sales to Scent-A-Vision in 1999 and 1998 were approximately $342,000 and $244,000, respectively, which we believe were competitive with other available sources for such fragrance products.

      In 1999, we granted five-year and ten-year options to purchase an aggregate of 260,000 shares of common stock to Philip Rosner, A. Gary Frumberg, Harvey Farber, Ronald J. Dintemann and Joseph A. Gemmo, each of whom is an executive officer of our company. These options were granted at exercise prices ranging from $.875 to $1.62, and vest ratably over periods ranging from three to five years.

      The following table sets forth certain information regarding loans made by us to our directors and executive officers which were outstanding as of December 31, 1999. On March 15, 1999, the loans were amended to change the maturity date from December 31, 1999 to three annual installments of principal and interest through March 15, 2002. As of May 18, 2000, the aggregate indebtedness owed to us under these loans was $258,143, including accrued interest thereon. These loans are secured by shares of our common stock that are owned by Messrs. Rosner and Frumberg, and bear interest at a bank's prime rate and are due in equal annual installments of principal and interest through March 15, 2002. On February 1, 2000, Mr. Frumberg surrendered to us 25,000 shares of common stock owned by him which resulted in a partial reduction of his outstanding loan to us of $40,250. Mr. Rosner's loan was amended to provide that the annual installment of principal and interest due on March 15, 2000 of $70,450 would become payable on June 1, 2000.

                       Table of Indebtedness of Directors
                        and Executive Officers of Company

                                                                                      Amount                 Amount
                                                                                    Outstanding           Outstanding
                                                                 Involvement           as of                 as of
Name and Principal Position                                       of Issuer     December 31, 1999(1)    May 18, 2000(1)
---------------------------                                      -----------    --------------------    ---------------
Philip Rosner, Chairman of the Board and President .............   Lender            $207,910                 $212,875
A. Gary Frumberg, Director and Executive Vice
    President ..................................................   Lender              84,191                   45,268

-----------

(1)   Includes accrued interest.

                PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

      Ernst & Young LLP has acted as the independent auditors of our company since 1996, and has acted in such capacity in connection with the preparation of our audited consolidated financial statements for the year ended December 31, 1999 and the report contained therein, which is included in our Annual Report to Stockholders accompanying this Proxy Statement. Upon the recommendation of the Audit Committee of the Board of Directors, in April 2000, the Board appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2000. The stockholders are being asked to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000 and to authorize the Board of Directors to fix their remuneration. A representative of Ernst & Young LLP is expected to be present at the annual meeting and available to respond to appropriate questions. Such representative also will have the opportunity, if desired, to make a statement to the stockholders.

Required Affirmative Vote

      Approval of the appointment of Ernst & Young LLP as independent auditors of our company for the year ending December 31, 2000 requires the affirmative vote of holders representing a majority of the shares of our common stock represented in person or by proxy at the annual meeting. The Board of Directors unanimously recommends that the stockholders vote FOR Proposal 2.

                           2001 STOCKHOLDER PROPOSALS

      Stockholder proposals requested to be included in our Proxy Statement for the Year 2001 Annual Meeting of Stockholders must be received by us at our principal executive offices, 10 Edison Street East, Amityville, New York 11701 (Attn: Corporate Secretary), prior to February 22, 2001. The Board of Directors will review any stockholder proposals that are received in accordance herewith and will determine whether such proposals meet applicable criteria for inclusion in our Proxy Statement for the 2001 Annual Meeting of Stockholders.

      Holders of our common stock desiring to have proposals submitted for consideration at any future meeting of stockholders should review the applicable rules and regulations of the Securities and Exchange Commission with respect to submitting such proposals.

                                  OTHER MATTERS

      The Board of Directors does not know of any other matters that are to be presented for consideration at the meeting. Should any other matters properly come before the annual meeting, the persons named in the accompanying proxy or their substitutes will vote such proxies on behalf of the stockholders they represent in accordance with their best judgment.

                             SOLICITATION OF PROXIES

      Proxies are being solicited by and on behalf of the Board of Directors. We will bear the costs of preparing and mailing the proxy materials to our stockholders in connection with the meeting. We will solicit proxies by mail and the directors and certain officers and employees of our company may solicit proxies personally or by telephone or telegraph. These persons will receive no additional compensation for such services but will be reimbursed by us for reasonable out-of-pocket expenses. We also will request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable out-of-pocket expenses related thereto.

                             ADDITIONAL INFORMATION

      We will make available to any stockholder, without charge, upon a written request therefor, copies of our Annual Report on Form 10-KSB for the year ended December 31, 1999. Any such request should be directed to Technology Flavors & Fragrances, Inc., Attention: Joseph A. Gemmo, Vice President and Chief Financial Officer, at 10 Edison Street East, Amityville, New York 11701.

                                       FOR THE BOARD OF DIRECTORS


                                       /s/ Joseph A. Gemmo

                                       Joseph A. Gemmo
                                       Secretary


Amityville, New York
May 18, 2000

                                      PROXY
                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                  Solicited on Behalf of the Board of Directors

                         Annual Meeting of Stockholders
                                  June 21, 2000

      The undersigned hereby appoints Philip Rosner and A. Gary Frumberg (with full power to act without the other and with power to appoint his substitute), as the undersigned's proxy to vote all of the undersigned's shares of common stock of TECHNOLOGY FLAVORS & FRAGRANCES, INC., a Delaware corporation, which the undersigned would be entitled to vote at our Annual Meeting of Stockholders, to be held at the executive corporate offices of Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747, on June 21, 2000 at 10:00 a.m., local time, and at any and all adjournments thereof, as follows:

1. ELECTION OF DIRECTORS    |_|  FOR all nominees listed below (except as marked
                                 to the contrary below)
                            |_|  AGAINST
                            |_|  ABSTAINING
                            |_|  WITHOUT AUTHORITY to vote for all nominees
                                 listed below

PHILIP ROSNER, A. GARY FRUMBERG, SEAN DESON, WERNER F. HILLER and IRWIN D. SIMON

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the line set forth below.)

--------------------------------------------------------------------------------

2. To ratify the appointment of Ernst & Young, LLP as our independent auditors for the year ending December 31, 2000, and to authorize the Board of Directors to fix their remuneration.

  |_|  FOR    |_|  AGAINST    |_|  ABSTAINING    |_|  WITHOUT AUTHORITY TO VOTE

--------------------------------------------------------------------------------

3. In their discretion, to transact such other business as may properly come before the annual meeting and any and all adjournments thereof.

--------------------------------------------------------------------------------

      The shares of common stock represented by this Proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted FOR the election of all the nominees listed in Proposal 1 and FOR Proposal 2.

      If any amendments or variations to the matters referred to above or to any other matters identified in the Notice of Meeting are proposed at the meeting or any adjournments thereof, or if any other matters which are not now known to management should properly come before the meeting or any adjournments thereof, this Proxy confers discretionary authority on the person voting the proxy to vote on such amendments or variations or such other matters in accordance with the best judgment of such person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 21, 2000, our Proxy Statement dated May 18, 2000, the accompanying form of Proxy, and our Annual Report to Stockholders for the year ended December 31, 1999, each of which is enclosed herewith.

The undersigned hereby revokes any proxy to vote shares of our common stock heretofore delivered by the undersigned in connection with the annual meeting.

                  A STOCKHOLDER HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM AND TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE ANNUAL MEETING OTHER THAN THE NOMINEES DESIGNATED ABOVE AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF HIS NOMINEE IN THE SPACE PROVIDED ABOVE FOR THAT PURPOSE.

                  Dated  ______________________________________________________


                         ______________________________________________________
                                            Signature


                         ______________________________________________________
                                      Signature, if held jointly


                         ______________________________________________________
                                       Title (if applicable)


                  Please date, sign exactly as your name appears on this Proxy and promptly return in the enclosed envelope. In the case of joint ownership, each joint owner must sign. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give your full title. In the case of a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by an authorized person.